Exhibit 10.40
AMENDMENT NO. 6
TO
INVERNESS MEDICAL INNOVATIONS, INC.
2001 STOCK OPTION AND INCENTIVE PLAN
     The Inverness Medical Innovations, Inc. 2001 Stock Option and Incentive Plan (the “Plan”) is hereby amended for the purpose of clarifying that the definition of “Subsidiary” included in Section 1 of the Inverness Medical Innovations, Inc. 2001 Stock Option and Incentive Plan (the “Option Plan” and the “Plan Amendment”) includes companies of which the Company owns 50% or more of the voting stock, to amend the Option Plan, pursuant to the authority granted the Board under Section 13 of the Option Plan, as follows:
     “Subsidiary” means a “subsidiary corporation” with respect to the Company, as defined in Section 424(f) of the code.
     Except as herein amended, the provisions of the Plan shall remain in full force and effect.
AS APPROVED BY THE BOARD OF DIRECTORS: April 5, 2007